                                                                    Exhibit 24.1

                               NEW MEXICO STATUTES
                            CHAPTER 53, CORPORATIONS
                ARTICLE 15, BUSINESS CORPORATIONS; SALE OF ASSETS


Section 53-15-3.  Right of shareholders to dissent and obtain payment for shares

     A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

          (1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

          (2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

          (3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

          (4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

          (a) alters or abolishes a preferential right of such shares;

          (b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

          (c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

          (d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

          (5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

     B. (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all of the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to


                                    E-24.1(i)
          which he has dissented and his other shares were registered in the names of different shareholders.

          (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

     C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

     D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.


Section 53-15-4 Rights of dissenting shareholders

     A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

     B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction


                                   E-24.1(ii)
          determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder will be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

     C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months' period ended on the date of the balance sheet.

     D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

     E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of the merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parities to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.


                                   E-24.1(iii)

     F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

     G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

     H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                   E-24.1(iv)